UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934.

Date of Report: May 30, 2008

(Date of earliest event reported)

Oragenics, Inc

(Exact name of registrant as specified in its charter)

FL	001-38122	59-3410522
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

13700 Progress Blvd	32615
(Address of principal executive offices)	(Zip Code)

386-418-4018

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 30, 2008, the Company entered into a Securities Purchase Agreement-Definitive Term Sheet (the “Definitive Term Sheet”), with its largest shareholder, George T. Hawes, providing for $2,600,000 in equity financing consisting of shares of Company common stock priced at $0.45 per share and an equal number of five year warrants with an exercise price of $1.30 per share. Mr. Hawes is currently the beneficial owner of approximately 20.38% of the Company’s common stock. The Definitive Term Sheet provides for a right of first refusal on future debt or equity financings, negative covenants of the Company, piggyback registration rights, lock-up provisions and expense reimbursement and for termination in the event the Company’s common stock is delisted by AMEX prior to the closing date. The Audit Committee of the Company’s Board of Directors, as well as the full Board of Directors, unanimously approved the Definitive Term Sheet. The private placement offering is being made pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933 and closing is expected to occur on or before June 12, 2008. The Company expects to utilize the proceeds from this transaction to further develop and commercialize its proprietary technologies, and other operational needs.

The foregoing description is qualified in its entirety by the Definitive Term Sheet which is attached to this report as Exhibit 10.1 and incorporated herein by reference. A copy of the June 2, 2008 press release announcing the Definitive Term Sheet is attached to this report as Exhibit 99.1 and is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 above is incorporated herein by reference.

Item 9.01	Financial Information and Exhibits.

(d) Exhibits.

Number	Description
10.1	Definitive Term Sheet dated May 30, 2008

99.1	Press Release dated June 2, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: June 2, 2008	ORAGENICS, INC.
(Registrant)

	BY:	/s/ Stanley B. Stein
	Name:	Stanley B. Stein
	Title:	President and Chief Executive Officer